    As filed with the Securities and Exchange Commission on April 22, 1997.
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             CAMDEN PROPERTY TRUST
             (Exact name of registrant as specified in its charter)

             TEXAS                                             76-6088377
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                       3200 SOUTHWEST FREEWAY, SUITE 1500
                              HOUSTON, TEXAS 77027
                                 (713) 964-3555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                                RICHARD J. CAMPO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             CAMDEN PROPERTY TRUST
                       3200 SOUTHWEST FREEWAY, SUITE 1500
                              HOUSTON, TEXAS 77027
                                 (713) 964-3555
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   Copies to:

                                Bryan L. Goolsby
                                Robert A. Kuhns
                         Liddell, Sapp, Zivley, Hill &
                                 LaBoon, L.L.P.
                          2200 Ross Avenue, Suite 900
                              Dallas, Texas 75201
                                 (214) 220-4800
                              FAX: (214) 220-4899

                                 --------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to divided or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

=========================================================================================================================
  Title of Each Class of                                                      Proposed Maximum
     Securities to be         Amount to be    Proposed Maximum Offering       Aggregate Offering             Amount of
        Registered             Registered         Price Per Share(1)              Price(1)               Registration Fee
-------------------------------------------------------------------------------------------------------------------------
 Common Shares of
 Beneficial Interest, par      2,352,161                $27.375                $64,390,407.38               $19,512.25
 value $.01 per share
=========================================================================================================================

         (Footnotes from previous page)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low price of the Common Shares on the New York Stock Exchange on April 18, 1997.

                           ------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 22, 1997

                                2,352,161 SHARES

                             CAMDEN PROPERTY TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)

         This Prospectus relates to the offer and sale from time to time of up to 2,352,161 common shares (the "Redemption Shares") of beneficial interest, par value $.01 per share ("Common Shares"), of Camden Property Trust (the "Company") by certain holders thereof, or by pledgees, donees, transferees or other successors in interest thereto (the "Selling Shareholders"). The Selling Shareholders currently own 2,352,161 units of limited partnership interest ("Units") in Camden Operating, L.P. (the "Operating Partnership"), a Delaware limited partnership which the Company controls through its ownership of the sole general partner thereof and in which the Company owns a controlling limited partnership interest through another subsidiary. The Redemption Shares referred to in this Prospectus are the Common Shares that the Selling Shareholders may acquire upon presentation by the Selling Shareholders of the Units to the Operating Partnership for redemption, all in accordance with the terms of the Operating Partnership's agreement of limited partnership, as amended. The Company is registering the Redemption Shares pursuant to the Company's obligations under a registration rights agreement, but the registration of the Redemption Shares does not necessarily mean that any of the Redemption Shares will be offered or sold by the Selling Shareholders hereunder.

         The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CPT." To ensure that the Company maintains its qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), ownership by any person is limited to 9.8% of the number of outstanding Common Shares, with certain exceptions. See "Description of Securities to be Registered -- Restrictions on Ownership."

SEE "RISK FACTORS" ON PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

         The Selling Shareholders from time to time may offer and sell any Redemption Shares that may be acquired by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Redemption Shares to be made directly or through agents.

         The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Redemption Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for a description of certain indemnification arrangements between the Company and the Selling Shareholders.

         The Company will not receive any proceeds from the sale of the Redemption Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of such shares under federal and state securities laws.

                The date of this Prospectus is __________, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 1-12110) are incorporated by reference herein and shall be deemed to be a part hereof:

         (a)     Annual Report on Form 10-K for the year ended December 31,
                 1996;
         (b) Current Report on Form 8-K dated March 20, 1997, filed with the Commission on March 21, 1997; and
         (c) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A (File No. 1-12110).

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN ANY SUCH DOCUMENT) IN THIS PROSPECTUS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO G. STEVEN DAWSON, SR. VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER, CAMDEN PROPERTY TRUST, 3200 SOUTHWEST FREEWAY, SUITE 1500, HOUSTON, TEXAS 77027, TELEPHONE NUMBER (713) 964- 3555.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Camden Property Trust and its subsidiaries on a consolidated basis (including Camden Operating, L.P.) or, where the context so requires, Camden Property Trust only, and, as the context may require, their predecessors.

         This Prospectus, including incorporated documents, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" on page 5 of this Prospectus.

                                  THE COMPANY

         Camden Property Trust is a self-administered and self-managed REIT formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). As of December 31, 1996, the Company owned and operated 48 multifamily properties (the "Operating Properties") containing 17,611 units located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. The Operating Properties had a weighted average occupancy rate of 94.0% for the year ended December 31, 1996. The Company also had five multifamily properties under development in Houston, Dallas and Phoenix (the "Development Properties") which will, when completed, add 1,778 units to its portfolio, and has one site in Denver which it intends to develop.

         On December 16, 1996, the Company entered into an Agreement and Plan of Merger with Paragon Group, Inc., a Maryland corporation ("Paragon"), which was approved by the shareholders of both entities on April 15, 1997. Pursuant to the Agreement and Plan of Merger, Paragon merged with and into a wholly-owned subsidiary of the Company and each share of common stock, par value $.01 per share, of Paragon was converted into the right to receive 0.64 common shares of the Company (the "Merger").

         Paragon was a fully integrated REIT headquartered in Dallas, Texas whose business was the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, North Carolina and Florida. Paragon was a self-administered and self-managed REIT that, as of December 31, 1996, owned (either directly or through interests in other entities) interests in 57 multifamily residential communities totalling 15,954 apartment units (the "Paragon Residential Properties") located in six states, with three additional multifamily communities, totaling 856 residential units, under construction. Paragon also had indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. As of December 31, 1996, Paragon, through Paragon Residential Services, Inc., managed 77 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,696 apartment units. Subsequent to December 31, 1996 and prior to consummation of the Merger, three of Paragon's properties containing 835 units were sold and all three of Paragon's construction properties were substantially complete and in lease-up, resulting in 15,975 units in its portfolio at the date of the Merger.

         Paragon conducted substantially all of its business through the Operating Partnership, which Paragon controlled through wholly-owned subsidiaries prior to the Merger. As a result of the Merger, the Units are redeemable for cash or the Redemption Shares on the basis of one Unit for one share at the Company's option.

         Following the Merger, the Company had an interest in a multifamily property portfolio which totalled 35,364 units as of April 15, 1997. The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management. Camden's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027, and its telephone number is (713) 964-3555.

                                  RISK FACTORS

         An investment in Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company.

                           TAX STATUS OF THE COMPANY

         The Company intends at all times to operate so as to qualify as a REIT under the Code. If and as long as the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax on that portion of its ordinary income and capital gains that is currently distributed to its shareholders. REITs are subject to a number of highly technical and complex organizational and operational requirements. Although the Company believes it has operated, and intends to continue to operate, in such a manner as to qualify as a REIT under the Code, no assurance can be given that the Company has qualified and will at all times so qualify. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. See "Federal Income Tax Considerations."

                            SECURITIES TO BE OFFERED

         This Prospectus relates to the possible offer and sale from time to time of 2,352,161 Redemption Shares by the Selling Shareholders. The Redemption Shares are Common Shares that may be issued to the Selling Shareholders in exchange for Units of limited partnership of the Operating Partnership that the Selling Shareholders acquired prior to the merger of Paragon with and into a wholly-owned subsidiary of the Company. The Company is registering the sale by the Selling Shareholders of the Redemption Shares pursuant to its obligations under a registration rights agreement. The Company will not receive any proceeds from the sale of any Redemption Shares.

                                  RISK FACTORS

         An investment in Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Summary and the attached Prospectus before making a decision to purchase Common Shares.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

         The market value of the Common Shares could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Shares to demand a higher annual yield on the price paid for shares from distributions by the Company, which would adversely affect the market price of the Common Shares.

REAL ESTATE INVESTMENT RISKS

         GENERAL. Real property investments are subject to varying degrees of risk. The yields from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate income sufficient to meet operating expenses, debt service and capital expenditures, the Company's ability to make distributions to its shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to residents, competition from other available apartments, inability to collect rent from residents, changes in market rental rates, the need to periodically repair, renovate and relet space, and the ability of the owner to pay for adequate maintenance and insurance and increased operating costs (including real estate taxes). The Company's income also would be adversely affected if a significant number of residents were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the mortgage. In addition, income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         The Company, in the normal course of its business, is continually evaluating a number of potential acquisitions and entering into non-binding letters of intent and may at any time or from time to time enter into contracts to acquire and may acquire additional properties. No assurance can be given, however, that the Company will have the opportunity to continue to make suitable property acquisitions on terms favorable to the Company.

         ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code places limits on the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders.

         DEPENDENCE ON GEOGRAPHICAL REGIONS. The developed properties in the Company's current portfolio are located in the Southwestern and Southeastern regions of the United States, as well as in the Midwest region of the United States, and consists of multifamily properties. A decline in the economic conditions in those regions and in the market for apartments therein may have an adverse impact on the performance of the portfolio of the Company.

         ACQUISITION RISKS. As a result of the Merger, the Company has increased its interest in a portfolio of apartment units from 17,611 units at December 31, 1996 to 35,364 units at April 15, 1997. Several of the properties acquired by the Company from Paragon are in markets where the Company has not historically managed properties. Due primarily to the number and relative geographic diversity of its properties after the Merger, the Company may not have adequate management or other personnel or adequate systems or other resources to manage its portfolio or its properties to the same level of efficiency after the Merger, which could adversely affect operations and result in less cash available for distributions to shareholders. Additionally, one of the anticipated benefits of the Merger is the elimination of redundant activities in the combined organization and the resulting savings in costs and expenses. An inability to achieve these savings could adversely affect the operating results and financial performance of the Company.

         DEVELOPMENT RISKS. As a result of the Merger, the Company obtained ownership of Paragon's development properties. The Company will be subject to the risks of real estate development with respect to such development properties, including risks of lack of financing, construction delays, budget overruns and lease-up. The Company will be subject to similar risks in connection with any future development of other properties.

BORROWING RISKS

         NO LIMITATION ON DEBT AND INCREASED INDEBTEDNESS. The Company intends to adhere to a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. However, the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Camden Board of Trust Managers (the "Camden Board") may change this policy without shareholder approval. Accordingly, the Company could become more leveraged, resulting in an increased risk of default on its obligations and in an increase in its debt service requirements, both of which could adversely affect the financial condition of the Company.

         The Company has maintained on a quarterly basis a financial structure with no more than 40% total debt to total market capitalization since July 1993. Any increase in the Company's total debt to total market capitalization as a result of the Company's assumption of Paragon's debt pursuant to the Merger may have an adverse affect on the ability of the Company to meet its current obligations. Additionally, an increase in the Company's total debt to total market capitalization may adversely affect the Company's ability to access debt as well as equity capital markets in the future due to the resulting decreased ability to service debt.

         DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's funds from operations might be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on its properties (which in all cases will not have been fully amortized at maturity) might not be able to be refinanced or that the terms of such refinancing might not be as favorable as the terms of the existing indebtedness.

LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES

         With respect to certain of the properties acquired from Paragon, Paragon had invested through a joint venture, partnership or limited liability company in which Paragon owned less than a 100% interest and was subject to certain consent rights of the partners with respect to major decisions affecting such properties. Although the Operating Partnership has control of major decisions relating to most of these partially owned properties, it has certain fiduciary responsibilities to the other partners in those partnerships that it will need to consider when making decisions that affect those properties.

         The foregoing may result in decisions with respect to such properties that do not fully reflect the interest of the Company and its shareholders at such time, and may include decisions relating to the standards that the Company is required to satisfy in order to maintain its status as a REIT for tax purposes. Further, the Company acquired interests in some properties which the Company may be contractually restricted from selling without the consent of certain unrelated parties.

UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF PROPERTY

         The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties and its management believes such coverage is of the type and amount customarily obtained for or by an owner of real property assets. Similar coverage will be obtained for properties acquired in the future. However, there are certain types of losses, generally of a catastrophic nature, such as losses from floods or earthquakes, that may be uninsurable or not economically insurable. The Camden Board exercises its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed.

POSSIBLE ENVIRONMENTAL LIABILITIES

         Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. All of the properties of the Company have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. None of the environmental audit reports have revealed any significant environmental liability, nor is the Company aware of any environmental liability with respect to its properties that the Company's management believes could have a material adverse effect on the Company's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to such properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to the Company.

COSTS OF COMPLIANCE WITH FAIR HOUSING AMENDMENTS ACT AND SIMILAR LAWS

         A number of federal, state and local laws exist which may require modifications to the properties owned by the Company or restrict certain further renovations thereof, with respect to access thereto by disabled persons. The Fair Housing Amendments Act (the "FHA") imposes certain requirements related to access by physically handicapped persons on multifamily properties first occupied after March 13, 1991 or for which construction permits were obtained after June 15, 1990. Noncompliance with the FHA could result in the imposition of fines or the award of damages to private litigants. The Company believes that its properties that are subject to the FHA are in compliance with such law.

         The Americans with Disabilities Act of 1990 (the "ADA") requires public accommodations to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA could require removal of structural barriers to handicapped access in certain public areas of properties owned by the Company where such removal is readily achievable. The ADA does not, however, consider residential properties, such as multifamily properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities are open to the public. Failure to comply with the ADA could result in an imposition of fines or the award of damages to private litigants. If required changes involve greater expenditures than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Company's ability to make expected distributions could be adversely affected. The Company believes that its competitors face similar costs in complying with the requirements of the ADA.

         Additional and future legislation may impose other burdens or restrictions on owners with respect to access by disabled persons. The ultimate costs of complying with the FHA, ADA and other similar legislation are not currently ascertainable and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's investment strategy in certain instances or reduce overall returns on the Company's investments.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         The Company believes that it has operated so as to qualify as a REIT under the Code since its formation. Although management of the Company believes that the Company is organized and is operating in such a manner, no assurance can be given that the Company will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

         For any taxable year that the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, distributions no longer would be required to be made. To the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations."

OWNERSHIP LIMITS

         In order to maintain the Company's qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To minimize the possibility that the Company will fail to qualify as a REIT under this test, the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") authorizes the Camden Board to take such action as may be required to preserve its qualification as a REIT. Moreover, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own, more than 9.8% of the total outstanding Shares (as defined in the Declaration of Trust) of the Company.

         These ownership limits, as well as the ability of the Company to issue other classes of equity securities, may delay, defer or prevent a change in control of the Company and may also deter tender offers for the Common Shares, which offers may be attractive to the shareholders, or limit the opportunity of shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to effect a change in control of the Company.

CONSEQUENCES OF FAILURE TO QUALIFY THE OPERATING PARTNERSHIP AS A PARTNERSHIP

         If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in the Operating Partnership could exceed 5% of the value of its assets, the Company could cease to qualify as a REIT. The same consequence could follow from a determination that the Company owned more than 10% of the voting stock of the Operating Partnership when treated as a corporation. In addition, the imposition of a corporate tax on the Operating Partnership would likely reduce the cash available for distribution to shareholders. See "Federal Income Tax Considerations."

COMPETITION

         All of the properties of the Company are located in developed areas. There are numerous other multifamily properties and real estate companies within the market area of each such property which compete with the Company for residents and development and acquisition opportunities, some of whom may have greater resources than the Company. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on the Company's ability to rent its apartments, its ability to raise or maintain the rents charged and its development and acquisition opportunities.

CHANGES IN POLICIES

         The major policies of the Company, including its policies with respect to acquisitions, financings, growth, operations, development, debt capitalization and distributions, are determined by the Camden Board. The Camden Board may from time to time amend or revise these and other policies without a vote of the shareholders of the Company. Accordingly, shareholders will have no control over changes in these and similar policies of the Company, and changes in the Company's policies may not fully serve the interest of all shareholders.

                                  THE COMPANY

         Camden Property Trust is a self-administered and self-managed REIT formed pursuant to the Texas REIT Act. Unless the context otherwise requires, all references herein to the "Company" shall mean Camden Property Trust and its subsidiaries, and "Centeq" shall mean Centeq Investments, Inc. and its predecessors and related affiliates, partnerships and companies. As of December 31, 1996, the Company owned and operated 48 Operating Properties containing 17,611 units located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. The Operating Properties had a weighted average occupancy rate of 94.0% for the year ended December 31, 1996. The Company also had five Development Properties in Houston, Dallas and Phoenix which will, when completed, add 1,778 units to its portfolio, and has one site in Denver which it intends to develop. The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management.

         The Company was formed in 1993 to continue the multifamily property acquisition, development, management and marketing operations and related business objectives and strategies of Centeq (the "Multifamily Operations"). Upon completion of the Company's initial public offering in July 1993 and the concurrent completion of the transactions involved in the formation of the Company (the "Formation Transactions"), the Company succeeded to the Multifamily Operations of Centeq and owned and operated 20 properties located in the Houston, Dallas and Austin metropolitan areas containing 7,054 units and owned contracts to purchase two development properties. The predecessors of Centeq were formed in 1982 by Richard J. Campo, the Company's Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, the Company's President and Chief Operating Officer, to provide real estate services to owners and financial institutions. Centeq was involved in the acquisition, development, management and marketing of approximately 28 multifamily properties containing 8,564 units in certain major Texas and other markets and the development, marketing and management of a number of other types of properties, including office facilities, high-rise condominiums and
research facilities.   The Company is operated under the direction of Messrs.
Campo and Oden and a management team consisting of substantially all of the former personnel of Centeq.

         On December 16, 1996, the Company entered into an Agreement and Plan of Merger with Paragon, which was approved by the shareholders of both entities on April 15, 1997. Pursuant to the Agreement and Plan of Merger, Paragon merged with and into a wholly-owned subsidiary of the Company and each share of common stock, par value $.01 per share, of Paragon was converted into the right to receive 0.64 Common Shares.

         Paragon was a fully integrated REIT headquartered in Dallas, Texas whose business was the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, North Carolina and Florida. Paragon was a self-administered and self-managed REIT that, as of December 31, 1996, owned (either directly or through interests in other entities) interests in 57 Paragon Residential Properties totalling 15,954 apartment units located in six states, with three additional multifamily communities, totaling 856 residential units, under construction. Paragon also had indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. As of December 31, 1996, Paragon, through Paragon Residential Services, Inc., managed 77 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,696 apartment units. Subsequent to December 31, 1996 and prior to consummation of the Merger, three of Paragon's properties containing 835 units were sold and all three of Paragon's construction properties were substantially complete and in lease-up, resulting in 15,975 units in its portfolio at the date of the Merger.

         Paragon conducted substantially all of its business through the Operating Partnership, which Paragon controlled through wholly-owned subsidiaries prior to the Merger. As a result of the Merger, the Units are redeemable for cash or the Redemption Shares on the basis of one Unit for one share at the Company's option. Following the Merger, the Company had an interest in a multifamily property portfolio which totalled 35,364 units as of April 15, 1997.

         The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1996, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT under the Code, no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company would fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected.

         To ensure that the Company qualifies as a REIT, transfer of the Common Shares is subject to certain restrictions and ownership of the outstanding Shares (as defined in the Declaration of Trust) by any single person is limited to 9.8% of the total number of outstanding Shares, subject to certain exceptions. As provided in the Declaration of Trust, any purported transfer in violation of the above-described ownership limitations shall be void.

         The Common Shares of the Company are listed on the NYSE under the symbol "CPT." On February 5, 1997, the Company announced an anticipated dividend increase from $1.90 per share to $1.96 for 1997. On March 17, 1997, the Company declared its quarterly dividend ($0.49 per Common Share) for the first quarter of 1997. The dividend was paid on April 17, 1997 to shareholders of record as of March 31, 1997. The Company intends to continue making regular quarterly distributions to its shareholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

         The Company's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its telephone number is
(713) 946-3555.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         The Declaration of Trust of the Company provides that the Company may issue up to 110,000,000 shares of beneficial interest, par value $.01 per share, consisting of 100,000,000 Common Shares and 10,000,000 preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"). At December 31, 1996, 16,521,366 Common Shares were issued and outstanding and no Preferred Shares were issued and outstanding. At April 15, 1997, 26,320,099 Common Shares were issued and outstanding following the Merger.

         The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Amended and Restated Bylaws.

GENERAL

         Subject to the provisions of the Declaration of Trust regarding Excess Securities (as defined therein), holders of Common Shares are entitled to such dividends, in cash, property or shares of beneficial interest, as may be declared from time to time by the Camden Board. The Company is prohibited from declaring or paying any dividend when the Company is unable to pay its debts as they become due in the usual course of business or when the payment of such dividend would result in the Company becoming unable to pay its debts as they become due in the usual course of business. Payment and declaration of dividends on the Common Shares and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Shares. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share equally and ratably in the assets of the Company remaining after provision for liabilities to creditors and payment of liquidation preferences to holders of Preferred Shares or senior debt securities and subject to the provisions of the Declaration of Trust regarding Excess Securities. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election or removal of Trust Managers, amendments to the Declaration of Trust, proposals to terminate, reorganize, merge or consolidate the Company or to sell or dispose of substantially all of the Company's property and with respect to certain business combinations. There is no cumulative voting in the election of Trust Managers. The Company will have perpetual existence unless and until dissolved and terminated. Upon receipt by the Company of lawful payment therefor (including, without limitation, units of limited partnership in the Operating Partnership upon redemption), the Redemption Shares will, when issued, be fully paid and nonassessable, and will not be subject to redemption except (as described in the Declaration of Trust) as necessary to preserve the Company's status as a REIT. A shareholder of the

Company has no preemptive rights to subscribe for additional Common Shares or other securities of the Company except as may be granted by the Camden Board.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

         Because the Camden Board believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the total outstanding Shares. The Trust Managers are not permitted to waive the Ownership Limit. Any transfer of Shares that would: (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; (ii) result in the Shares being owned by fewer than 100 persons; (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code; or (iv) result in the disqualification of the Company as a REIT, shall be null and void, and the intended transferee will acquire no rights in the Shares, except as provided in the Declaration of Trust regarding Excess Securities.

         The Company's Declaration of Trust provides that Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed to be Excess Securities and as such will be deemed to have been transferred to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such Shares may ultimately be transferred without violating the Ownership Limit. For purposes of such Ownership Limit, convertible securities will be treated as if such securities had been converted in calculating the Ownership Limit. While the Excess Securities are held in trust, they will not be entitled to vote (except as required by law), and they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Securities prior to the discovery by the Company that Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The original transferee-shareholder may, at any time the Excess Securities are held by the Company in trust, transfer the interest in the trust representing the Excess Securities to any individual whose ownership of the Shares that have been deemed to be Excess Securities would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the Shares that were exchanged into Excess Securities. Immediately upon the transfer to the permitted transferee, the Excess Securities will automatically be deemed to be Shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee-shareholder of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Securities and to hold the Excess Securities on behalf of the Company.

         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Securities are held by the Company in trust, to purchase all or any portion of the Excess Securities from the original transferee-shareholder at the lesser of the price paid for the Shares by the original transferee-shareholder and the market price (as determined in the manner set forth in the Declaration of Trust) of the Shares on the date the Company exercises its option to purchase. The 90-day period begins on the later of the date of the violative transfer or date the Camden Board determines that a violative transfer has been made.

         All certificates representing the Common Shares will bear a legend referring to the restrictions described above.

         Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Camden Board deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Camden Board and the shareholders determine that maintenance of REIT status is no longer in the best interest of the Company.

SHAREHOLDER LIABILITY

         The Declaration of Trust provides that no shareholder shall be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Company or the Camden Board. A shareholder shall be under no obligation to the Company or to its creditors with respect to such Shares other than the obligation to pay to the Company the full amount of the consideration for which such Shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas REIT Act.

TRANSFER AGENT AND REGISTRAR

         American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the Common Shares.

                              REGISTRATION RIGHTS

         The registration of the Redemption Shares pursuant to the registration statement of which this Prospectus is a part is made pursuant to the Company's obligations with respect to certain Selling Shareholders under the terms of a registration rights agreement dated April 15, 1997 (the "Registration Rights Agreement"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

         Under the Registration Rights Agreement, the Company is obligated to cause to be filed, within five business days after the date thereof, a registration statement under Rule 415 under the Securities Act covering the offer and sale by the Selling Shareholders of the Redemption Shares which the Selling Shareholders may acquire in exchange for their Units. The Company is further obligated to use its best efforts to cause such registration statement to be declared effective by the Commission as soon as practicable and to keep such registration statement continuously effective until the earlier of (i) such time as the Form S-3 Registration Statement (or similar successor form of registration statement) is not available to the Company for registration of the Redemption Shares, or (ii) the later of the date on which all of such Selling Shareholders have (A) exchanged their Units for Redemption Shares that are registered under the Securities Act upon such redemption, (B) redeemed all of their Units and consummated the sale of any Redemption Shares received upon such redemption, if they receive Redemption Shares that are not registered under the Securities Act upon such redemption or (C) consummated the sale of all of their Redemption Shares to a person or persons, or an entity or entities, that is not an affiliate or are not affiliates, as the case may be, of the Company. If a Registration Statement on Form S-3 (or similar form) does not continue to be available to the Company for registration of the Redemption Shares, then the Selling Shareholders will be entitled to certain demand and piggyback registration rights. As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, any Redemption Shares sold by the Selling Shareholders pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.

         Pursuant to the Registration Rights Agreement, the Company is obligated to bear all expenses of effecting the registration of the Redemption Shares (other than brokerage and sales commissions and transfer taxes of any kind and other than for any legal and other expenses incurred by the Selling Shareholders). The Company also has agreed to indemnify the Selling Shareholders under the Registration Rights Agreement against certain losses, liabilities, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, each Selling Shareholder under the Registration Rights Agreement has agreed to indemnify the Company and its respective trust managers, officers and any person who controls the Company against all losses, liabilities, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by such Selling Shareholder for use in the registration statement or Prospectus or an amendment or supplement thereto or the failure by such Selling Shareholder to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of shares covered by the Registration Statement from the Selling Shareholders through no fault of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of the material federal income tax considerations to the Company based on current law, is not tax advice and is for general information only. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective holder of Common Shares in light of its individual investment or tax circumstances; nor does it deal with particular types of holders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON SHARES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         The Company has elected to be taxed as a REIT under the Code. The Company believes that is has been organized, has operated and will operate in such a manner as to qualify for taxation as a REIT under the Code. No assurance can be given, however, that such requirements will be met in the future.

FEDERAL INCOME TAXATION OF THE COMPANY

         If and as long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

         Even if the Company qualifies for taxation as a REIT, the Company will be subject to federal income tax, however, as follows:

                 First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

                 Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that such tax exceeds its regular tax.

                 Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

                 Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, but excluding foreclosure property), such income will be subject to a 100% tax.

                 Fifth, if the Company should fail to satisfy certain gross income tests, but has nonetheless maintained its qualification as a REIT because certain other requirements had been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails such tests, multiplied by a fraction intended to reflect the Company's profitability.

                 Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
         (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distributions over the distributed amount.

                 Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

                              SELLING SHAREHOLDERS

         The following table provides the name of and the number of Common Shares and Units beneficially owned by the Selling Shareholders as of April 15, 1997. The Redemption Shares set forth below as being beneficially owned as of such date represent the Common Shares that the Selling Shareholders may acquire upon presentation of the Units to the Operating Partnership for redemption, all in accordance with the agreement of limited partnership of the Operating Partnership, as amended.

         The Redemption Shares offered by this Prospectus will be offered from time to time by the Selling Shareholders named below, or by pledgees, donees, transferees or other successors in interest hereto.

                                     COMMON SHARES
                                       AND UNITS                                                           APPROXIMATE
                                     BENEFICIALLY                                COMMON SHARES TO BE      PERCENT OF ALL
                                      OWNED AS OF            COMMON SHARES     BENEFICIALLY OWNED AFTER       SHARES
NAME                                 APRIL 15, 1997         OFFERED HEREBY            OFFERING(1)         AFTER OFFERING
----                                 --------------         --------------     -----------------------     --------------
PGI Associates, L.P.                      1,407,495             1,407,495                         0            *

FWP, L.P.                                   952,078               571,278                   380,800           1.3

Gateway Mall Associates I, L.P.             240,941               240,941                         0            *

Fulcor Investment Co.                        21,899                21,899                         0            *

Allen Gilbert                                   743                   743                         0            *

Fuller Financial Co.                         26,955                26,955                         0            *

WRC Holdings, Inc.                           21,978                21,978                         0            *

William R. Cooper(2)                      1,982,461             1,693,386                   289,075           1.0

Lewis A. Levey(3)                           312,933               249,072                    63,861            *

Don M. Shine                                 49,114                22,972                    26,142            *

Jerry J. Bonner                              16,184                 1,276                    14,908            *

Ward Katz                                     5,521                 5,521                         0            *

-----------------------

         *       Less than 1%.
         (1) Assumes that all shares registered hereby will be sold by the Selling Shareholders. There is no assurance that any of the shares will be offered or sold by the Selling Shareholders.
         (2) In addition to 312,047 shares and units owned by Mr. Cooper directly, Mr. Cooper's shares and units owned prior to the offering and shares offered hereby include 1,407,495 units which are held by PGI Associates, L.P., the general partner of which is a company controlled by Mr. Cooper, and 240,941 units held by Gateway Mall Associates, I, L.P., a partnership in which Mr. Cooper serves as a general partner of the general partner, and 21,978 units held by WRC Holdings, Inc. Mr. Cooper became a trust manager following the Merger.
         (3) In addition to 71,992 shares and units owned by Mr. Levey directly, Mr. Levey's shares and units owned prior to the offering and shares offered hereby include 240,941 units held by Gateway Mall Associates, I, L.P., a partnership in which Mr.Levey serves as a general partner of the general partner. Mr. Levey became a trust manager following the Merger.

                                USE OF PROCEEDS

         The Common Shares offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Company will not receive any of the proceeds from the sale of the Redemption Shares by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time of up to an aggregate of 2,352,161 Redemption Shares by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest thereto. If the Selling Shareholders present Units to the Operating Partnership for redemption, the Company may, at its election, acquire such Units in exchange for Redemption Shares in accordance with the terms of the Operating Partnership's agreement of limited partnership, as amended. The Company is registering the Redemption Shares pursuant to the Company's obligations under a registration rights agreement, but the registration of the Redemption Shares does not necessarily mean that any of the Redemption Shares will be offered or sold by the Selling Shareholders thereunder. The Company will not receive any proceeds from the offering of the Redemption Shares by the Selling Shareholders.

         The distribution of the Redemption Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. Underwriters may sell the Redemption Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Redemption Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of Redemption Shares is made by the Selling Shareholders, a Prospectus Supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

         The sale of Redemption Shares by the Selling Shareholders may also be effected from time to time by selling Redemption Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Redemption Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The Redemption Shares may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Redemption Shares which is not expected to exceed that customary in the types of transactions involved.

         In order to comply with the securities laws of certain states, if applicable, the Redemption Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Redemption Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incident to the offering and sale of the Redemption Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. See "Registration Rights."

                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the Common Shares offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================


     No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                           ------------------------

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents
  by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Description of Securities to be Registered  . . . . . . . . . . . . . . .   10
Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . .   13
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

================================================================================

================================================================================

                                2,352,161 SHARES


                                CAMDEN PROPERTY
                                     TRUST


                                Common Shares of
                              Beneficial Interest
                           (Par Value $.01 Per Share)


                           --------------------------

                                   PROSPECTUS

                           --------------------------

                                ________ , 1997




================================================================================

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . $19,512
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .   5,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .   5,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .   5,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     488
                                                                        -------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $35,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (B) of Section 9.20 of the Texas Real Estate Investment Trust Act, as amended (the "Act"), empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Act further provides that, except to the extent otherwise permitted by the Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

         Subsection (C) of Section 15.10 of the Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust manager of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

         Article Sixteen of the Company's Amended and Restated Declaration of Trust provides that the Company shall indemnify officers and Trust managers, as set forth below:

                 (a) The Company shall indemnify, to the extent permitted by Texas law in accordance with the Company's Bylaws, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

                 (b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

         The Company's Bylaws provide that the Company may indemnify any trust manager or officer of the Company who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a trust manager, officer, employee or agent of the Company, or is or was serving at the request of the Company in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the best interests of the Company, and that, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to the Company, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

ITEM 16. EXHIBITS.

    4.1 Amended and Restated Declaration of Trust, as amended (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110) and incorporated herein by reference)

    4.2          Amended and Restated Bylaws of the Company (filed as Exhibit
                 3.1 to the Company's Current Report on Form 8-K dated October 31, 1996 (File No. 1-12110) and incorporated herein by reference)

    4.3 Specimen certificate for Common Shares (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11 filed September 15, 1993 (No. 33-68736) and incorporated herein by reference)

    5.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to the legality of the securities being registered

    8.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to certain tax matters

   23.1          Consent of Deloitte & Touche LLP

   23.2          Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                 (included in Exhibit 5.1 hereto)

   23.3          Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                 (included in Exhibit 8.1 hereto)

   24.1          Power of Attorney (included on signature page)

   99.1 Registration Rights Agreement dated April 15, 1997 among Camden Property Trust, Camden Operating, L.P. and certain investors set forth therein

   99.2 Third Amended and Restated Agreement of Limited Partnership of Camden Operating, L.P.

  ITEM 17. UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i)       To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933, as amended (the "Securities Act");

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                 Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trust managers, directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of April, 1997.


                                        CAMDEN PROPERTY TRUST




                                        By: /s/ G. Steven Dawson
                                            -----------------------------------
                                            G. Steven Dawson
                                            Senior Vice President-Finance,
                                            Chief Financial Officer, Treasurer
                                            and Assistant Secretary


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard J. Campo, D. Keith Oden and G. Steven Dawson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                            Title                                  Date
        ---------                            -----                                  ----
/s/ Richard J. Campo             Chairman of the Board of Trust Managers       April 21, 1997
------------------------------   and Chief Executive Officer
Richard J. Campo                 (Principal Executive Officer)

/s/ D. Keith Oden                President, Chief Operating Officer and        April 21, 1997
------------------------------   Trust Manager
D. Keith Oden

/s/ G. Steven Dawson             Senior Vice President-Finance, Chief          April 21, 1997
------------------------------   Financial Officer, Treasurer and Assistant
G. Steven Dawson                 Secretary
                                 (Principal Financial and Accounting
                                 Officer)

/s/ William R. Cooper            Trust Manager                                 April 21, 1997
------------------------------
William R. Cooper

/s/ George R. Hrdlicka           Trust Manager                                 April 21, 1997
------------------------------
George R. Hrdlicka

/s/ Lewis A. Levey               Trust Manager                                 April 21, 1997
------------------------------
Lewis A. Levey

/s/ F. Gardner Parker            Trust Manager                                 April 21, 1997
------------------------------
F. Gardner Parker

/s/ Steven A. Webster            Trust Manager                                 April 21, 1997
------------------------------
Steven A. Webster


                                 EXHIBIT INDEX

Exhibit
Number
-------
  4.1     Amended and Restated Declaration of Trust, as amended (filed as Exhibit 3.1 to the Company's Annual
          Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110) and incorporated herein by reference)

  4.2     Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company's Current Report on
          Form 8-K dated October 31, 1996 (File No. 1-12110) and incorporated herein by reference)

  4.3     Specimen certificate for Common Shares (filed as Exhibit 4.1 to the Company's Registration Statement on
          Form S-11 filed September 15, 1993 (No. 33-68736) and incorporated herein by reference)

  5.1     Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to the legality of the securities being registered

  8.1     Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as to certain tax matters

 23.1     Consent of Deloitte & Touche LLP

 23.2     Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibit 5.1 hereto)

 23.3     Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibit 8.1 hereto)

 24.1     Power of Attorney (included on signature page)

 99.1     Registration Rights Agreement dated April 15, 1997 among Camden Property Trust, Camden Operating, L.P.
          and certain investors set forth therein

 99.2     Third Amended and Restated Agreement of Limited Partnership of Camden Operating, L.P.